Exhibit 99.1

401 Merritt 7

Norwalk, CT 06851

(203) 614-5600

www.frontier.com

Frontier Communications Reports 2017 First Quarter Results

•	Adjusted EBITDA[1] of $923 million and quarterly Net Loss of $75 million

•	Third sequential quarter of improved FiOS® gross adds in CTF markets

•	Resolution of non-paying CTF accounts completed, in line with previous disclosures

•	Achieved target of $1.25 billion in total annualized synergies by end of Q1 2017, and remain on track to deliver an additional $350 million by end of Q2 2018

•	Board revises capital allocation strategy, including reducing the quarterly dividend to $0.04 per share and accelerating the pace of debt and leverage reduction

Norwalk, Conn., May 2, 2017 – Frontier Communications Corporation (NASDAQ:FTR) today reported its first quarter 2017 results, and announced that the Board of Directors has revised the Company’s capital allocation strategy, which includes a reduction in the quarterly dividend to $0.04 per share, to enhance financial flexibility and achieve a targeted leverage ratio2 of 3.5x by year-end 2021, down from the current ratio of 4.39x.

Dan McCarthy, President and CEO, stated, “During the quarter, we continued to realize our targeted efficiencies and synergies, and I am also pleased to have achieved our third consecutive quarter of improved FiOS gross additions in the California, Texas and Florida (CTF) markets. We are executing on a number of initiatives with the goal of enhancing customer experience, reducing churn, stabilizing revenues and generating cash flow.

“Our Board regularly reviews the Company’s long-term capital allocation strategy, and it has determined to reduce the dividend at this time to provide additional financial flexibility, while still returning a meaningful cash dividend to shareholders. As we continue to execute on our strategy to deliver on the full potential of our strong assets and generate additional cash flow, we will optimize our capital allocation to ensure we strike a balance between investing in the business, paying down debt and returning capital to shareholders,” said McCarthy.

[1]	See “Non-GAAP Measures” for a description of this measure and its calculation, and Schedule A for a reconciliation to net loss.
[2]	Leverage ratio is a non-GAAP measure contained in a covenant in Frontier’s credit facilities, derived from total long-term debt and operating income. See “Non-GAAP Measures” for a description of this measure and its calculation, and Schedule C for a reconciliation to $18,140 million in total long-term debt at March 31, 2017 and $1,101 million in operating income in the four quarters ended March 31, 2017.

Business Highlights

•	Frontier achieved a third consecutive quarter of growth in broadband gross additions in its CTF markets, which was driven by the first full quarter of robust marketing

•	Overall, consumer churn was elevated during the quarter, and to address this Frontier is investing in a number of initiatives that will improve customer care, retention and acquisition, including:

•	Implementation of Pega® platform underway that will integrate back-office systems to allow Frontier to transform customer experience management, marketing and cost-to-serve

•	Launched e-commerce platform in April to create additional sales channel, improve customer experience and reduce call center volume

•	Expanding network capacity to relieve network congestion

•	Increased CAF II households by over 27,000, plus another 82,000 households in adjacent areas

•	Completed redeployment of commercial salesforce to align with network and market opportunity

Synergy Realization

Frontier achieved its previously announced target of annualized cost synergies of $1.25 billion as of the end of the first quarter and remains on track to achieve an incremental $350 million in annual savings by mid-year 2018.

Capital Allocation

The Board has reduced the quarterly common stock dividend from $0.105 to $0.04 per share, beginning with the dividend payable on June 30, 2017 to shareholders of record on June 15, 2017. This change allows for reallocation of approximately $300 million annually, increasing to approximately $400 million annually in the second half of 2018 following the conversion of the mandatory convertible Series A Preferred Stock to common stock. Frontier plans to use these proceeds primarily to repay debt, with the goal of lowering the leverage ratio from 4.39x to 4.0x by the end of 2019, and 3.5x by the end of 2021.

Frontier also announced its intention to issue secured debt in the second quarter of 2017, subject to market conditions, and to use the proceeds to address maturities and reduce interest expense.

Financial Highlights for the First Quarter 2017

•	Revenue of $2,356 million

•	Operating income of $271 million; operating margin of 11.5%

•	Net loss of $75 million; net loss attributable to common shares of $129 million, or ($0.11) per share

•	Adjusted EBITDA[3] of $923 million; Adjusted EBITDA margin[4] of 39.2%

[3]	See Note 1, above.
[4]	Adjusted EBITDA margin is a non-GAAP measure of performance, calculated as Adjusted EBITDA, divided by total revenue. See Schedule A for a reconciliation to net loss.

•	Net cash provided from operating activities of $300 million

•	Adjusted free cash flow[5] of $175 million

Revenues

	For the quarter ended
	March 31, 2017			December 31, 2016
($ in millions)	Consolidated Amount	CTF Operations	Frontier Legacy	Consolidated Amount	CTF Operations	Frontier Legacy
Total revenue	$2,356	$1,087	$1,269	$2,409	$1,128	$1,281

Revenues for the first quarter were $2,356 million, compared to $2,409 million in the fourth quarter of 2016. Approximately $11 million of the sequential decline in revenue was a result of the previously disclosed cleanups of CTF accounts that were determined to be non-paying following an intensified effort to address overdue accounts. The cleanup associated with those overdue accounts has now been completed. As previously disclosed, first-quarter revenue and customer trends in Legacy operations reflect a one-time impact from the automation of processes to address non-paying customers, which accelerated deactivations. This process is now complete, and we estimate the impact resulted in a one-time reduction in customers of 18,000 which impacted Legacy revenues by $5 million.

Customers

	As of and for the quarter ended
	March 31, 2017	December 31, 2016
Residential customers (in thousands):
Customers	4,736	4,891
Average monthly residential revenue per customer	$80.62	$80.33
Customer monthly churn	2.37%	2.08%
Business customers (in thousands)	484	502
Broadband subscribers (in thousands)	4,164	4,271
Video (excl. DISH) subscribers (in thousands)	1,065	1,145

Residential customer churn was 2.37% for the first quarter (1.95% for Frontier legacy and 3.01% for CTF operations). The overall increase in residential ARPC is a result of improved collections in our CTF Operations, partially offset by continuing shifts in subscriber mix.

[5]	Adjusted free cash flow is a non-GAAP measure of liquidity derived from net cash provided from operating activities. See “Non-GAAP Measures” for a description of this measure and its calculation, and Schedule A for a reconciliation to net cash provided from operating activities.

Operating Expenses

Frontier’s total operating expenses in the first quarter of 2017 were $2,085 million, a 3.2% decrease from $2,154 million in the fourth quarter of 2016. Frontier reduced adjusted operating expenses6 in the first quarter by $10 million, to $1,433 million from the fourth quarter of 2016. Integration expenses for the first quarter were $2 million, down from $49 million in the fourth quarter of 2016.

Cash Flow

Net cash provided from operating activities was $300 million for the first quarter of 2017. Adjusted free cash flow7 was $175 million for the first quarter. Frontier’s dividend payout ratio8 was 71% in the first quarter, up from 39% in the fourth quarter of 2016.

Guidance

For the full year 2017, Frontier reiterated its guidance of:

•	Adjusted free cash flow - $800 million to $1.0 billion

•	Capital expenditures - $1.0 billion to $1.25 billion

•	Integration - operating expense less than $50 million; capital expenditures less than $50 million

•	Cash taxes - $0 to $50 million

Non-GAAP Measures

Frontier uses certain non-GAAP financial measures in evaluating its performance, including EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted free cash flow, adjusted operating expenses, adjusted net income, leverage ratio, and dividend payout ratio, each of which is described below. Management uses these non-GAAP financial measures internally to (i) assist in analyzing Frontier’s underlying financial performance from period to period, (ii) analyze and evaluate strategic and operational decisions, (iii) establish criteria for compensation decisions, and (iv) assist in the understanding of Frontier’s ability to generate cash flow and, as a result, to plan for future capital and operational decisions. We believe that the presentation of these non-GAAP financial measures provides useful information to investors regarding our financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures (i) provide a more comprehensive view of our core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors and rating agencies have indicated to management are useful to them in assessing Frontier and its results of operations.

[6]	Adjusted operating expenses is a non-GAAP measure of performance derived from total operating expenses. See “Non-GAAP Measures” for a description of this measure and its calculation, and Schedule C for a reconciliation to total operating expenses.
[7]	See Note 5, above.
[8]	Dividend payout ratio is a non-GAAP measure of liquidity derived from dividends paid on common stock (as adjusted) and adjusted free cash flow (see Note 5, above). See “Non-GAAP Measures” for a description of this measure and its calculation, and Schedule C for a reconciliation to the $124 million of dividends paid on common stock in Q1 2017 and Schedule A for the $300 million of net cash provided from operating activities in Q1 2017.

A reconciliation of these measures to the most comparable financial measures calculated and presented in accordance with GAAP is included in the accompanying tables. These non-GAAP financial measures are not measures of financial performance or liquidity under GAAP, nor are they alternatives to GAAP measures and they may not be comparable to similarly titled measures of other companies.

EBITDA is defined as net income (loss) less income tax expense (benefit), investment and other income, interest expense and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.

Adjusted EBITDA is defined as EBITDA, as described above, adjusted to exclude acquisition and integration costs, non-cash pension/OPEB costs (including pension settlement costs) and restructuring costs and other charges. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by total revenues.

Management uses EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin to assist it in comparing performance from period to period and as measures of operational performance. We believe that these non-GAAP measures provide useful information for investors in evaluating our operational performance from period to period because they exclude depreciation and amortization expenses related to investments made in prior periods and are determined without regard to capital structure or investment activities. By excluding capital expenditures, debt repayments and dividends, these non-GAAP financial measures have certain shortcomings. Management compensates for these shortcomings by utilizing these non-GAAP financial measures in conjunction with the comparable GAAP financial measures.

Adjusted net income (loss) attributable to Frontier common shareholders is defined as net income (loss) attributable to Frontier common shareholders and excludes acquisition and integration costs, pension settlement costs, restructuring costs and other charges, certain income tax items and the income tax effect of these items. Adjustments have also been made to exclude the financing costs and related income tax effects associated with the Verizon Acquisition, including interest expense and preferred dividends prior to our ownership of the CTF Operations. Adjusting for these items allows investors to better understand and analyze our financial performance over the periods presented.

Free Cash Flow, as used by management in the operation of its business, is defined as net cash provided from operating activities less capital expenditures for business operations and preferred dividends. In determining free cash flow, further adjustments are made to add back acquisition and integration costs, and interest expense on commitment fees, which provides a better comparison of our core operations from period to period. Changes in working capital accounts are excluded from this calculation due to seasonality and specific timing of cash receipts and disbursements between various reporting periods.

Adjusted Free Cash Flow is defined as free cash flow, as described above and adding back interest expense on incremental debt and dividends paid, prior to our ownership of the CTF Operations, on debt incurred and on preferred stock issued to finance the Verizon Acquisition.

Management uses Free Cash Flow and Adjusted Free Cash Flow to assist it in comparing performance and liquidity from period to period and to obtain a more comprehensive view of our core operations and ability to generate cash flow. We believe that these non-GAAP measures are useful to investors in evaluating cash available to service debt and pay dividends. In addition, we believe that Adjusted Free Cash Flow provides a useful comparison from period to period because it excludes the impact of financing raised in connection with the Verizon Acquisition during periods prior to our ownership of the CTF Operations. These non-GAAP financial measures have certain shortcomings; they do not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments, changes in working capital and common stock dividends are not deducted in determining such measures. Management compensates for these shortcomings by utilizing these non-GAAP financial measures in conjunction with the comparable GAAP financial measures.

Leverage Ratio is the measure of leverage specified in Frontier’s credit facilities: “as of the last day of any fiscal quarter, the ratio of (a) Total Indebtedness as of such day to (b) Consolidated EBITDA for the four consecutive fiscal quarters ending on such day.” The definitions of Total Indebtedness and Consolidated EBITDA are as set forth in the First Amended and Restated Credit Agreement, dated as of February 27, 2017, among Frontier Communications Corporation, JPMorgan Chase, N.A., as Administrative Agent, and the other lenders party thereto, filed as Exhibit 10 to Frontier’s Form 8-K, filed with the SEC on February 28, 2017.

Dividend Payout Ratio is calculated by dividing the dividends paid on common stock (as adjusted) by adjusted free cash flow. Dividends paid on common stock has been adjusted to exclude dividends paid on common stock issued in June 2015, from the date of issuance until April 1, 2016, when the proceeds of the issuance were used in the Verizon Acquisition that generated adjusted free cash flow from that date. Management uses the dividend payout ratio as a metric to indicate how much money Frontier is returning to our shareholders. We have made adjustments to exclude the impact of financing raised in connection with the Verizon Acquisition during periods prior to our ownership of the CTF Operations, which we believe provides a useful comparison from period to period.

Adjusted Operating Expenses is defined as operating expenses adjusted to exclude depreciation and amortization, acquisition and integration costs, pension settlement costs, restructuring costs and other charges, and non-cash pension/OPEB costs. Investors have indicated that this non-GAAP measure is useful in evaluating Frontier’s performance.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

Conference Call and Webcast

We will host a conference call today at 4:30 P.M. Eastern time. In connection with the conference call and as a convenience to investors, Frontier furnished today, on a Current Report on Form 8-K, additional materials regarding first quarter 2017 results. The conference call will be webcast and may be accessed in the Webcasts & Presentations section of Frontier’s Investor Relations website at www.frontier.com/ir.

A telephonic replay of the conference call will be available from 8:00 P.M. Eastern Time on May 2, 2017, through 8:00 P.M. Eastern Time on May 7, 2017 at 888-203-1112 for callers dialing from the U.S. or Canada, and at 719-457-0820 for those dialing from outside the U.S. or Canada. Use the passcode 6536396 to access the replay. A webcast replay of the call will be available at www.frontier.com/ir.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) is a leader in providing communications services to urban, suburban, and rural communities in 29 states. Frontier offers a variety of services to residential customers over its fiber-optic and copper networks, including video, high-speed internet, advanced voice, and Frontier Secure® digital protection solutions. Frontier Business Edge™ offers communications solutions to small, medium, and enterprise businesses. More information about Frontier is available at www.frontier.com.

Forward-Looking Statements

This earnings release contains “forward-looking statements,” related to future, not past, events. Forward-looking statements address our expected future business and financial performance and financial condition, and contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” or “target.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: competition from cable, wireless and wireline carriers, satellite, and OTT companies, and the risk that we will not respond on a timely or profitable basis; our ability to successfully adjust to changes in the communications industry, including the effects of technological changes and competition on our capital expenditures, products and service offerings; our ability to implement successfully our organizational structure changes; risks related to the operation of properties acquired from Verizon, including our ability to retain or obtain customers in those markets, our ability to realize anticipated cost savings, and our ability to meet commitments made in connection with the acquisition; reductions in revenue from our voice customers that we cannot offset with increases in revenue from broadband and video subscribers and sales of other products and services; our ability to maintain relationships with customers, employees or suppliers; our ability to attract/retain key talent; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; the effects of changes in the availability of federal and state universal service funding or other subsidies to us and our competitors; our ability to effectively manage service quality in our territories and meet mandated service quality metrics; our ability to successfully introduce new product offerings; the effects of changes in accounting policies or practices, including potential future impairment charges with respect to our intangible assets; our ability to effectively manage our operations, operating expenses, capital expenditures, debt service requirements and cash paid for income taxes and liquidity, which may affect payment of dividends on our common and preferred shares; the effects of changes in both general and local economic conditions on the markets that we serve; the effects of increased medical expenses and pension and postemployment expenses; the effects of changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; our ability to successfully renegotiate union contracts; changes in pension plan assumptions, interest rates, regulatory rules and/or the value of our pension plan assets, which could require us to make increased contributions to the pension plan in 2017 and beyond; adverse changes in the credit markets; adverse changes in the ratings given to our debt securities by nationally accredited ratings organizations; the availability and cost of financing in the credit markets; covenants in our indentures and credit agreements that may limit our operational and financial flexibility; the effects of state regulatory cash management practices that could limit our ability to transfer cash among our subsidiaries or dividend funds up to the parent company; the effects of severe weather events or other natural or man-made disasters, which may increase our operating expenses or adversely impact customer revenue; the impact of potential information technology or data security breaches or other disruptions; and the risks and other factors contained in our filings with the U.S. Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q. Any of the foregoing events, or other events, could cause our results to vary from management’s forward-looking statements included in this earnings release. These risks and uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We have no obligation to update or revise these forward-looking statements and do not undertake to do so.

INVESTOR CONTACT:	MEDIA CONTACT
Luke Szymczak	Brigid Smith
VP, Investor Relations	AVP, Corporate Communications
(203) 614-5044	(203) 614-5042
luke.szymczak@ftr.com	brigid.smith@ftr.com

TABLES TO FOLLOW

Frontier Communications Corporation

Consolidated Financial Data

	For the quarter ended
	March 31,	December 31,	March 31,
($ in millions and shares in thousands, except per share amounts)	2017	2016	2016
Statement of Operations Data
Revenue	$2,356	$2,409	$1,355

Operating expenses:
Network access expenses	411	417	160
Network related expenses	494	488	326
Selling, general and administrative expenses	544	558	357
Depreciation and amortization	579	562	316
Acquisition and integration costs	2	49	138
Pension settlement costs	43	—	—
Restructuring costs and other charges	12	80	—

Total operating expenses	2,085	2,154	1,297

Operating income	271	255	58
Investment and other income, net	3	13	11
Interest expense	388	386	373

Loss before income taxes	(114)	(118)	(304)
Income tax benefit	(39)	(38)	(118)

Net loss	(75)	(80)	(186)
Less: Dividends on preferred stock	54	53	54

Net loss attributable to Frontier common shareholders	$(129)	$(133)	$(240)

Weighted average shares outstanding—basic and diluted	1,163,739	1,164,085	1,164,041
Basic and diluted net loss per common share	$(0.11)	$(0.12)	$(0.21)

Other Financial Data:
Capital expenditures—Business operations	$315	$299	$207
Capital expenditures—Integration activities	1	43	52
Dividends paid—Common Stock	124	123	123
Dividends paid—Preferred Stock	54	53	54

Frontier Communications Corporation

Consolidated Financial Data

	For the quarter ended
	March 31, 2017			December 31, 2016
	Consolidated	CTF	Frontier	Consolidated	CTF	Frontier	March 31,
($ in millions)	Amount	Operations	Legacy	Amount	Operations	Legacy	2016
Selected Statement of Operations Data
Revenue:
Data and internet services	$993	$422	$571	$1,013	$439	$574	$587
Voice services	751	327	424	774	339	435	467
Video services	347	281	66	365	300	65	67
Other	68	5	63	58	(2)	60	68

Customer revenue	2,159	1,035	1,124	2,210	1,076	1,134	1,189
Switched access and subsidy	197	52	145	199	52	147	166

Total revenue	$2,356	$1,087	$1,269	$2,409	$1,128	$1,281	$1,355

Other Financial Data
Revenue:
Residential	$1,164	$614	$550	$1,196	$637	$559	$583
Business	995	421	574	1,014	439	575	606

Customer revenue	2,159	1,035	1,124	2,210	1,076	1,134	1,189
Switched access and subsidy	197	52	145	199	52	147	166

Total revenue	$2,356	$1,087	$1,269	$2,409	$1,128	$1,281	$1,355

Operating Expenses:
Network access expenses	$411	$261	$150	$417	$268	$149	$160
Network related expenses	494	197	297	488	199	289	326
Selling, general and administrative expenses	544	226	318	558	246	312	357
Acquisition and integration costs	2	—	2	49	—	49	138
Pension settlement costs	43	22	21	—	—	—	—
Restructuring costs and other charges	12	1	11	80	26	54	—

Cost and expenses (exclusive of depreciation and amortization)	1,506	707	799	1,592	739	853	981
Depreciation and amortization	579	280	299	562	261	301	316

Total Operating Expenses	$2,085	$987	$1,098	$2,154	$1,000	$1,154	$1,297

Frontier Communications Corporation

Consolidated Financial and Operating Data

	As of and for the quarter ended
	March 31, 2017		December 31, 2016		March 31, 2016
Customers (in thousands)	5,220	(1)	5,393	(1)	3,372
Residential customer metrics
Customers (in thousands)	4,736	(1)	4,891	(1)	3,088
Net customer additions/(losses)	(155)		(144)		(36)
Average monthly residential revenue per customer	$80.62		$80.33		$62.64
Customer monthly churn	2.37%		2.08%		1.83%
Business customer metrics
Customers (in thousands)	484	(1)	502	(1)	284
Broadband subscriber metrics (in thousands)
Broadband subscribers	4,164	(2)	4,271	(2)	2,487
Net subscriber additions/(losses)	(107)		(91)		25
Video (excl. DISH) subscriber metrics (in thousands)
Video subscribers	1,065	(2)	1,145	(2)	238
Net subscriber additions/(losses)	(80)		(77)		(4)
Video—DISH subscriber metrics (in thousands)
DISH subscribers	266	(2)	274	(2)	305
Net subscriber additions/(losses)	(8)		(7)		(7)
Employees	26,878		28,332		20,416
Switched Access Minutes of Use (in thousands)	4,828		5,034		3,540

(1)	2,283,000 residential customers, 250,000 business customers and 2,533,000 total customers were acquired at the time of the April 2016 CTF Acquisition.
(2)	2,052,000 broadband subscribers and 1,165,000 video subscribers were acquired at the time of the April 2016 CTF Acquisition.

Frontier Communications Corporation

Condensed Consolidated Balance Sheet Data

($ in millions)	March 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$341	$522
Accounts receivable, net	836	938
Other current assets	207	196

Total current assets	1,384	1,656
Property, plant and equipment, net	14,616	14,902
Other assets—principally goodwill	12,449	12,455

Total assets	$28,449	$29,013

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$363	$363
Accounts payable and other current liabilities	1,717	2,081

Total current liabilities	2,080	2,444
Deferred income taxes and other liabilities	4,517	4,490
Long-term debt	17,526	17,560
Equity	4,326	4,519

Total liabilities and equity	$28,449	$29,013

Frontier Communications Corporation

Consolidated Cash Flow Data

	For the quarter ended March 31,
($ in millions)	2017	2016
Cash flows provided from (used by) operating activities:
Net loss	$(75)	$(186)
Adjustments to reconcile net loss to net cash provided from (used by) operating activities:
Depreciation and amortization	579	316
Pension settlement costs	43	—
Pension/OPEB costs	16	16
Stock based compensation expense	3	8
Amortization of deferred financing costs	9	21
Deferred income taxes	(41)	(119)
Change in accounts receivable	105	26
Change in accounts payable and other liabilities	(328)	(134)
Change in other current assets	(11)	—

Net cash provided from (used by) operating activities	300	(52)
Cash flows provided from (used by) investing activities:
Capital expenditures—Business operations	(315)	(207)
Capital expenditures—Integration activities	(1)	(52)
Proceeds on sale of assets	70	—
Other	3	—

Net cash used by investing activities	(243)	(259)
Cash flows provided from (used by) financing activities:
Long-term debt payments	(38)	(24)
Financing costs paid	(6)	(6)
Dividends paid on common stock	(124)	(123)
Dividends paid on preferred stock	(54)	(54)
Capital lease obligation payments	(10)	—
Taxes paid on behalf of employees for shares withheld	(5)	(10)
Other	(1)	—

Net cash used by financing activities	(238)	(217)
Decrease in cash, cash equivalents, and restricted cash	(181)	(528)
Cash, cash equivalents, and restricted cash at January 1,	522	9,380

Cash, cash equivalents, and restricted cash at March 31,	$341	$8,852

Supplemental cash flow information:
Cash paid (received) during the period for:
Interest	$577	$524
Income tax refunds, net	$(3)	$(32)

SCHEDULE A

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended
	March 31,	December 31,	March 31,
($ in millions)	2017	2016	2016
EBITDA
Net Loss	$(75)	$(80)	$(186)
Add back (subtract):
Income tax benefit	(39)	(38)	(118)
Interest expense	388	386	373
Investment and other income, net	(3)	(13)	(11)

Operating income	271	255	58
Depreciation and amortization	579	562	316

EBITDA	850	817	374
Add back:
Acquisition and integration costs	2	49	138
Pension/OPEB costs (non-cash) (1)	16	20	16
Restructuring costs and other charges	12	80	—
Pension settlement costs	43	—	—

Adjusted EBITDA	$923	$966	$528

EBITDA margin	36.1%	33.9%	27.6%
Adjusted EBITDA margin	39.2%	40.0%	38.9%
Free Cash Flow
Net cash provided from (used by) operating activities	$300	$714	$(52)
Add back (subtract):
Capital expenditures—Business operations	(315)	(299)	(207)
Acquisition and integration costs	2	49	138
Deferred income taxes	41	43	119
Income tax benefit	(39)	(38)	(118)
Dividends on preferred stock	(54)	(53)	(54)
Non-cash (gains)/losses, net(2)	(9)	(35)	(21)
Changes in current assets and liabilities	234	(230)	108
Cash refunded for income taxes	3	85	32
Restructuring costs and other charges	12	80	—
Interest expense—commitment fees(3)	—	—	10

Free cash flow	$175	$316	$(45)

Dividends on preferred stock	—	—	54
Incremental interest on new debt	—	—	178

Adjusted free cash flow	$175	$316	$187

(1)	Reflects pension and other postretirement benefit (OPEB) expense, net of capitalized amounts, of $25 million, $27 million and $21 million for the quarters ended March 31, 2017, December 31, 2016 and March 31, 2016, respectively, less cash pension contributions and certain OPEB costs/payments of $9 million, $7 million and $5 million for the quarters ended March 31, 2017, December 31, 2016 and March 31, 2016, respectively.
(2)	Includes amortization of deferred financing costs and other non-cash adjustments from the consolidated cash flow data.
(3)	Includes interest expense of $10 million for the quarter ended March 31, 2016, related to commitment fees on bridge loan facilities.

SCHEDULE B

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended
	March 31, 2017		December 31, 2016		March 31, 2016
($ in millions, except per share amounts)	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income (Loss)	Basic Earnings (Loss) Per Share
Net loss attributable to Frontier common shareholders	$(129)	$(0.11)	$(133)	$(0.12)	$(240)	$(0.21)

Acquisition and integration costs	2		49		138
Acquisition related interest expense (1)	—		—		188
Restructuring costs and other charges	12		80		—
Pension settlement costs	43		—		—
Certain other tax items (2)	1		(17)		—
Income tax effect on above items:
Acquisition and integration costs	(1)		(1)		(53)
Acquisition related interest expense	—		7		(73)
Restructuring costs and other charges	(4)		(28)		—
Pension settlement costs	(15)		—		—

	38	0.03	90	0.08	200	0.17
Dividends on preferred stock	—	—	—	—	54	0.05

Adjusted net income (loss) attributable to Frontier common shareholders(3)	$(91)	$(0.08)	$(43)	$(0.04)	$14	$0.01

(1)	Represents interest expense related to commitment fees on bridge loan facilities in connection with the CTF Acquisition. Also includes interest expense related to the September 2015 private debt offering in connection with financing the CTF Acquisition.
(2)	Includes impact arising from federal research and development credits, the domestic production activities deduction, changes in certain deferred tax balances, state tax law changes, state filing method change, non-deductible transaction costs, and the net impact of uncertain tax positions.
(3)	Adjusted net income (loss) attributable to Frontier common shareholders may not sum due to rounding.

SCHEDULE C

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended
	March 31, 2017			December 31, 2016
	Consolidated	CTF	Frontier	Consolidated	CTF	Frontier	March 31,
($ in millions)	Amount	Operations	Legacy	Amount	Operations	Legacy	2016
Adjusted Operating Expenses
Total operating expenses	$2,085	$987	$1,098	$2,154	$1,000	$1,154	$1,297

Subtract:
Depreciation and amortization	579	280	299	562	261	301	316
Acquisition and integration costs	2	—	2	49	—	49	138
Pension/OPEB costs (non-cash)	16	3	13	20	5	15	16
Restructuring costs and other charges	12	1	11	80	26	54	—
Pension settlement costs	43	22	21	—	—	—	—

Adjusted operating expenses	$1,433	$681	$752	$1,443	$708	$735	$827

	For the quarter ended
	March 31,	December 31,	March 31,
Dividend Payout Ratio	2017	2016	2016
Numerator
Dividends paid on common stock	$124	$123	$123
Less: Dividends on June 2015 common stock issuance	—	—	(18)

	$124	$123	$105

Denominator
Free cash flow (see Schedule A)	$175	$316	$(45)
Dividends on preferred stock	—	—	54
Incremental interest expense	—	—	178

Adjusted free cash flow	$175	$316	$187

Dividend payout ratio	71%	39%	56%

As of or for the twelve months ended
March 31, 2017
Leverage Ratio
Numerator
Total Long-Term Debt	$18,140
Future minimum payments for finance lease obligations	51
Future minimum payments for capital lease obligations	124

Total Indebtedness	18,315
Less: Cash in excess of $50 million	(291)

$18,024

Denominator
Operating Income for the last twelve months	$1,101
Adjustments(1)	3,007

$4,108

Leverage Ratio	4.39

(1)	Includes depreciation and amortization, pension/OPEB costs (Non-cash), restructuring costs and other charges, acquisition and integration costs, pension settlement costs and cost synergies.